Filed Pursuant to Rule 433 Registration Statement No.333-245589 September 8, 2020

PRICING TERM SHEET — NOTES DUE 2023

Unilever Capital Corporation

$500,000,000 0.375% Senior Notes due 2023

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V. Unilever PLC Unilever United States, Inc.

Security Type:	SEC-Registered Senior Notes

Anticipated Rating*:	A1/A+ (Moody’s/S&P)

Principal Amount:	$500,000,000

Maturity:	September 14, 2023

Coupon:	0.375%

Public Offering Price:	99.872%

Yield to Maturity:	0.418%

Spread to Benchmark Treasury:	T+25 bps

Benchmark Treasury:	UST 0.125% due August 15, 2023

Benchmark Treasury Yield:	0.168%

Benchmark Treasury Price:	99-28

Net Proceeds:	$498,260,000.00

Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount

CUSIP/ISIN:	904764 BJ5 / US904764BJ56

Trade Date:	September 8, 2020

Interest Payment Dates:	Semi-annually on March 14 and September 14, commencing March 14, 2021

Make-Whole:	T+5 bps

Settlement Date:	September 14, 2020 (T+4)**

Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)

Joint Bookrunners:	BofA Securities, Inc. J.P. Morgan Securities LLC NatWest Markets Securities Inc. Santander Investment Securities Inc.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the Notes will be made against payment therefor on the Settlement Date, the fourth business day following the Trade Date (such settlement being referred to as “T+4”). Under Rule 15c6-l under the Exchange Act, trades in the United States secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date will be required, by virtue of the fact that the Notes will initially settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Settlement procedures in other countries may vary and purchasers of Notes may be affected by such local settlement practices.  Purchasers of Notes who wish to trade the Notes on the Trade Date should consult their own adviser.

No PRIIPs key information document (“KID”) has been prepared as the Notes are not available to retail investors in the EEA.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) BofA Securities, Inc. at 1-800-294-1322,  (2) J.P. Morgan Securities LLC at 1-212-834-4533, (3) NatWest Markets Securities Inc. at 1-203-897-6166, or (4) Santander Investment Securities Inc. at 1-855-403-3636.

PRICING TERM SHEET — NOTES DUE 2030

Unilever Capital Corporation

$500,000,000 1.375% Senior Notes due 2030

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V. Unilever PLC Unilever United States, Inc.

Security Type:	SEC-Registered Senior Notes

Anticipated Rating*:	A1/A+ (Moody’s/S&P)

Principal Amount:	$500,000,000

Maturity:	September 14, 2030

Coupon:	1.375%

Public Offering Price:	99.935%

Yield to Maturity:	1.382%

Spread to Benchmark Treasury:	T+70 bps

Benchmark Treasury:	UST 0.625% due August 15, 2030

Benchmark Treasury Yield:	0.682%

Benchmark Treasury Price:	99-14+

Net Proceeds:	$497,575,000.00

Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount

CUSIP/ISIN:	904764 BK2 / US904764BK20

Trade Date:	September 8, 2020

Interest Payment Dates:	Semi-annually on March 14 and September 14, commencing March 14, 2021

Make-Whole:	T+15 bps

Par Call:	At any time on or after June 14, 2030 (3 months prior to their maturity date)

Settlement Date:	September 14, 2020 (T+4)**

Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)

Joint Bookrunners:	BofA Securities, Inc. J.P. Morgan Securities LLC NatWest Markets Securities Inc. Santander Investment Securities Inc.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the Notes will be made against payment therefor on the Settlement Date, the fourth business day following the Trade Date (such settlement being referred to as “T+4”). Under Rule 15c6-l under the Exchange Act, trades in the United States secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date will be required, by virtue of the fact that the Notes will initially settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Settlement procedures in other countries may vary and purchasers of Notes may be affected by such local settlement practices.  Purchasers of Notes who wish to trade the Notes on the Trade Date should consult their own adviser.

No PRIIPs key information document (“KID”) has been prepared as the Notes are not available to retail investors in the EEA.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) BofA Securities, Inc. at 1-800-294-1322,  (2) J.P. Morgan Securities LLC at 1-212-834-4533, (3) NatWest Markets Securities Inc. at 1-203-897-6166, or (4) Santander Investment Securities Inc. at 1-855-403-3636.